As filed with the Securities and Exchange Commission on July 15, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Greenfield Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1440369 (IRS Employer Identification No.)

21 River Road
Wilton, CT 06897
(203) 834-8585

(Address of registrant’s Principal Executive Offices)

GREENFIELD ONLINE, INC. 2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

Dean A. Wiltse
President and Chief Executive Officer
Greenfield Online, Inc.
21 River Road
Wilton, CT 06897
(203) 834-8585
(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Gary J. Kocher, Esq. Michael W. Moyer, Esq. Preston Gates & Ellis LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104 (206) 623-7580	Jonathan A. Flatow, Esq. Vice President and General Counsel Greenfield Online, Inc. 21 River Road Wilton, CT 06897 (203) 834-8585

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $0.0001 per share	785,714 shares	$13.00	10,214,282	$1,294

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Company.

(2)	Estimated solely for purposes of calculating the amount of registration fee, based upon the initial public offering price of $13.00 per share set forth in the prospectus relating to the Company’s initial public offering of Common Stock.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional Note to Part I of Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Greenfield Online, Inc. (the “Company”) are incorporated herein by reference:

(a) The prospectus included in the Registration Statement on Form S-1 of the Company (Reg. No. 333-114391) and the prospectus related thereto as filed by the Company pursuant to Rule 424(b).

(b) None.

(c) The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed on April 21, 2004 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents, other than information in the documents that is not deemed to be filed with the Commission. Unless specifically stated to the contrary, none of the information that the Company discloses under Items 9 or 12 of any Current Report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

     A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein, modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     As permitted by Section 145 of the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Company’s bylaws provide that: (1) the Company is required to indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; (4) the Company will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s board of directors or brought to enforce a right to indemnification; (5) the rights conferred in the bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and (6) the Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents in these matters arising prior to such time.

     The Company’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. The Company has also obtained directors and officers insurance to insure such persons against certain liabilities.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-6.

Item 9. Undertakings.

(a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

     provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to Commission by the Company pursuant to Section 13 or Sections 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, State of Connecticut, on the 15th day of July, 2004.

GREENFIELD ONLINE, INC.
By:	/s/ Dean A. Wiltse
Dean A. Wiltse
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan A. Flatow and Robert E. Bies, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on July 15, 2004.

Signature	Title
/s/ Dean A. Wiltse Dean A. Wiltse	President and Chief Executive Officer, Director (Principal Executive Officer)
/s/ Robert E. Bies Robert E. Bies	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ Jeffrey Horing Jeffrey Horing	Director

/s/ Peter Sobiloff Peter Sobiloff	Director
/s/ Joel R. Mesznik Joel R. Mesznik	Director
/s/ Lawrence R. Handen Lawrence R. Handen	Director
/s/ Burton J. Manning Burton J. Manning	Director
/s/ Lise J. Buyer Lise J. Buyer	Director
/s/ Vikas Kapoor Vikas Kapoor	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Preston Gates & Ellis LLP

23.1	Consent of PricewaterhouseCoopers, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5.1)

24	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated hereby reference)

99.1	Greenfield Online, Inc. 2004 Equity Incentive Plan (incorporated by reference as Exhibit 10.3 to the Registration Statement on Form S-1 (Registration No. 333-114391)